Exhibit 1-A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 17, 2018 and April 30, 2019 on the financial statements of American Homeowners Preservation 2015A+, LLC as of December 31, 2017 and December 31, 2018, and the related statements of operations, changes in member’s equity and cash flows for the year ended December 31, 2019 and December 31, 2018, included within the Post Qualification Amendment No. 1 to the Offering Circular of AHP Servicing, LLC dated December 23, 2019.

Englewood, Colorado

December 17, 2019